Exhibit 15.4

May 12, 2023

VIA EDGAR

Division of Corporation Finance

U.S. Securities & Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:	Genetron Holdings Limited
Submission under the Item 16I(a) of Form 20-F

Attn:	Division of Corporation Finance
Office of Industrial Applications and Services

Dear Sir/Madam,

In compliance with the Holding Foreign Companies Accountable Act, Genetron Holdings Limited (the “Company”) is submitting via EDGAR the following information as required under Item 16I(a) of Form 20-F.

For the immediately preceding annual financial statement period, the Company’s auditor, PricewaterhouseCoopers Zhong Tian LLP (a registered public accounting firm that The United States Public Company Accounting Oversight Board was unable to inspect or investigate completely) issued an audit report for the Company.

To the Company’s best knowledge and based on an examination of its register of members and public filings made by its shareholders, including among others, the Schedule 13G/A filed by Sizhen Wang and FHP Holdings Limited on February 14, 2023, by Hai Yan on February 14, 2022, by Tianjin Genetron Jun’an Business Management Partnership (Limited Partnership) on February 14, 2022, the Schedule 13G filed by CICC Group on March 14, 2022 (collectively, the “Public Filings”), the Company respectfully submits that it is not owned or controlled by a governmental entity in the foreign jurisdiction as of the date of this submission.

Based on an examination of the Company’s register of members and Public Filings made by the Company’s shareholders, no shareholder owns more than 5% of the Company’s outstanding shares as of March 31, 2023 other than Sizhen Wang, FHP Acting-in-Concert Group, CICC Group, Hai Yan, Tianjin Genetron Jun’an Business Management Partnership (Limited Partnership), Vivo Capital Fund IX, L.P. and EASY BENEFIT INVESTMENT LIMITED and its affiliated entity (collectively, the “Principal Shareholders”). The Principal Shareholders collectively beneficially own 59.2% of the Company’s total outstanding shares. Based on the Public Filings made by the Company’s Principal Shareholders, none of the Principal Shareholders is owned or controlled by a governmental entity in the foreign jurisdiction. Please refer to “Item 6.E. Share Ownership” of the Company’s annual report on Form 20-F for the year ended December 31, 2022 filed with the SEC on May 12, 2023 for more details.

In addition, the Company is not aware of any governmental entity that is in possession of, direct or indirect, of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities, by contract, or otherwise.

Very truly yours,

/s/ Sizhen Wang
Name: Sizhen Wang
Title: Chief Executive Officer